Exhibit 1.1

TRANSLATION

CODIFIED ARTICLES OF INCORPORATION

of the Anonymous Company under the trade name “COCA-COLA HELLENIC BOTTLING COMPANY S.A.” as same was amended, codified and adopted to the modern Greek language through the decision  of the Extraordinary General Assembly of its Shareholders  dated 7.12.1987 (Governmental Gazette 2967 dated  24.12.1987) and  as amended through (a) the decision of the  Extraordinary General Assembly of its Shareholders dated 22.8.1988 (Governmental Gazette 3165/ 13.10.1988), (b) the  decision of the Ordinary General Assembly dated 29.6.1989 (Governmental Gazette 3648/12.10.1989), (c) the decision of the Extraordinary General Assembly dated 27.3.1991 (Governmental Gazette 1808/4.6.1991), (d) the decision of  the Ordinary General Assembly dated 24.4.1991,  (Governmental Gazette 1509/22.5.1991), and e) the decision  of the Extraordinary General Assembly of its Shareholders dated 2.11.1992, f) the decision of the Extraordinary General Assembly dated 23.2.1995 (Governmental Gazette 939/27.2.1995), g) the decision of the Ordinary General Assembly dated 21.6.1995 (Governmental Gazette 4357/20.7.1995), h) the decision of the Extraordinary General Assembly dated 23.10.1997 (Governmental Gazette 7919/12.11.1997), i) the decision of the Extraordinary General Assembly dated 24.6.1999 (Governmental Gazette 7130/3.9.1999), j) the decision of the Extraordinary General Assembly dated 20.3.2000 (Governmental Gazette 2487/4.4.2000), k) the decision of the Ordinary General Assembly dated 19.4.2000 (Governmental Gazette 3877/2.6.2000), and l) the decision of the Extraordinary General Assembly dated 19.4.2000 (Governmental Gazette 3885/2.6.2000), m) the decisions of the  Extraordinary General Assembly of the shareholders of the Company dated 9 and 11.8.2000 (Governmental Gazette 7877/22.8.2000), n) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 14.11.2000 (Governmental Gazette 349/17.1.2001), o) the decision of the Annual General Assembly of the shareholders of the Company dated 18.5.2001 (Governmental Gazette 4915/26.6.2001), p) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 22.11.2001 (Governmental Gazette 11317/20.12.2001) q) the Annual General Assembly of the shareholders of the Company dated 20.5.2002 (Governmental Gazette 5004/17.6.2002), r) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 15.09.2003 (Governmental Gazette 10124/29.9.2003), s) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 31.10.2003 (Governmental Gazette 12043/12.11.2003), t) the decision of the Annual General Assembly of the shareholders of the Company dated 11.6.2004 (Governmental Gazette 9816/30.7.2004), u)  the decision of the Extraordinary General Assembly of the shareholders of the Company dated 15.10.2007 (Governmental Gazette 12437/25.10.2007), v) the decision of the Annual General Assembly of the shareholders of the Company dated 23.6.2008 (Governmental Gazette 7827/18.7.2008), w) the decision of the Extraordinary General Assembly of the shareholders of the Company dated 16.10.2009 (Governmental Gazette 13257/12.11.2009).

CHAPTER A

Trade name, Registered Offices,

Duration and Purpose of the Company

A r t i c l e    1

1.-           Trade name:  The trade name of the company is “COCA-COLA HELLENIC BOTTLING COMPANY SOCIETE ANONYME”. For its foreign relations, the company shall use a true translation of its said trade name.

2.-           Distinctive Title: “COCA-COLA HBC (TRIA EPSILON)” is the distinctive title of the Company.  For the foreign relations of the company, the distinctive title shall be  “COCA-COLA HELLENIC”.

3.-           Registered Offices and Branches: The Municipality of Amaroussion of Attica is determined as the seat of the Company.  The Company, pursuant to a resolution of the Board of Directors, may establish Branch Offices, Agencies or places of business, at any city of the country or abroad or abolish same if already existing. By this same resolution or by subsequent ones, the Board of Directors will also determine the terms of operation, as well as the extent and nature of the businesses of the said Branch Offices, Agencies and other places of business of the Company.

4.-           Jurisdiction:  Any dispute arising between the Company and its shareholders or third parties is exclusively subject to the jurisdiction of the Courts of the registered office of the Company. The Company may be sued only before these Courts, even in cases of existence of any special jurisdictions, except if otherwise specified by Law, or if arbitration proceedings have been agreed upon.

5.-           Duration: The duration of the Company is fixed until December 31st of the year Two thousand and seventy (2070). Such duration may be extended by resolutions of the General Assembly adopted as provided for by Articles 19 para 2 and 20 para 3 of the present Articles of Incorporation. The extension so decided constitutes an amendment of the relevant article of the Articles of Incorporation.

A r t i c l e    2

a) The purposes of the Company are:

(1)  The establishment of plants in Athens, Thessaloniki, Patra or elsewhere in Greece and abroad, for the production and packaging in all types of packaging of the refreshment under the name COCA-COLA as well as of the series of refreshments of the American corporation “THE COCA-COLA COMPANY.”.

(2) The production and in general the trading as well as the imports and exports in any kind of packaging of (i) Refreshments, (ii) Natural Juices, (iii) Table, Mineral and Spa Waters, (iv) Foods and Beverages, in general.

(3) The production in whole or in part, distribution, trading, import , export of goods and items bearing the trademarks under which the products and waters included in the above paragraphs (1) and (2) are traded or known in the market as well as of other products similar to the above.

(4)  The manufacturing, trading, import and export of packing materials and items used for products and waters mentioned to above in paras (1), (2) and (3).

(5)  The representation in Greece of any and all Firms producing trading or procuring in general the products, waters and items referred to in paras (1), (2), (3) and (4) hereof.

(6)  All and every Industrial and Commercial activity directly or indirectly related to the purpose of the company as same is described in the present Article.

(7)  The lawful granting by the Company of any kind of guarantees to persons or legal entities with which the company has or maintains commercial or financial relations, or transactions for the fulfilment of its above purposes.

(8) The provision to its subsidiaries and affiliate companies of administrative and other services related to the principal object of the company.

(b)        In pursuing its purposes the Company may : (a)  Participate in any company of any type whatsoever having the same or similar purpose; (b) Cooperate in any way with any individual or legal entity; (c)  Establish anywhere branches, or agencies; (d)  Represent in Greece any firm Greek or foreign with the same or similar purpose.

CHAPTER B

Capital Stock, Shares and Shareholders

A r t i c l e     3

(a)  The Capital Stock of the Company was initially US$ five hundred thousand (500,000) equivalent to Drachmae fifteen million (15,000,000) and it has been paid up in whole as mentioned in the Governmental Gazette Nr.654/1969 issue of S.A. and Ltd. Companies. By virtue of a decision of the Extraordinary General Assembly held on 28.9.1970 the above capital has been increased to US$ six hundred thousand (600,000) equivalent to Drachmae eighteen million (18,000,000).-

By virtue of a decision of the General Assembly held on 30.12.1973 the capital of the Company was increased through deposit in cash by an amount of US$ one million four hundred and eighty thousand (1,480,000) or Drachmae forty four million four hundred thousand (44,400,000). Thus the capital of the Company reached the amount of US$ two million eighty thousand (2,080,000) or Drachmae sixty two million four hundred thousand (62,400,000) divided to five hundred and twenty thousand (520,000) shares of a nominal value of US$ four (4) each or Drachmae one hundred and twenty (120) each.

By virtue of a decision of the General Assembly held on 22.4.1974 the capital of the Company was increased by an amount of Drachmae eighty six million two hundred and fifty nine thousand six hundred (86,259,600) or US$ two million eight hundred seventy five thousand three hundred twenty (2,875,320),owing to the capitalization of the excess value of the fixed assets of the Company (i.e. sites: Drachmae 11,581,433, buildings Drachmae 63,782,260 and other fixed installations 10,895,907) following the provisions of Legislative Decree 1314/1972. Pursuant to the above, seven hundred eighteen thousand eight hundred thirty (718,830) new shares were issued with a nominal value of US$ four (4) or Drachmae one hundred twenty (120) each. Thus, the total amount of the capital reached the amount of Drachmae one hundred and forty eight million six hundred and forty nine thousand six hundred (148,659,600) or US$ four million nine hundred and fifty five thousand three hundred twenty (4,955,320) divided into one million two hundred thirty eight thousand eight hundred thirty (1,238,830) shares of a nominal value of US$ four (4) or Drachmae one hundred (120) each .-

By virtue of a decision of the Extraordinary General Assembly held on 30.5.1976 the share capital was increased by US$ two million five hundred thousand (2,500,000) or drachmae ninety one million three hundred fifty two thousand four hundred (91,352,400) and so the Company’s capital reached the amount of Drachmae two hundred forty million twelve thousand (240,012,000) divided to one million two hundred thousand sixty (1,200,060) shares with a nominal value of Drs. two hundred (200) each.

By virtue of a decision of the Extraordinary General Assembly held on 25.1.1977 the share capital was increased by an amount of US$ three million five hundred thousand (3,500,000) or Drachmae one hundred twenty nine million six hundred fifty four thousand (129,654,000). With the above increase the total capital of the Company reached the amount of Drachmae three hundred sixty nine million six hundred sixty six thousand (369,666,000), divided into one million eight hundred forty eight thousand three hundred thirty (1,848,330) shares of a nominal value of Drachmae two hundred  (200) each.

By virtue of a decision of the Extraordinary General Assembly held on 20.12.1977 the share capital of the Company was increased by an amount of Drachmae three hundred three million five hundred seventy one thousand (303,571,000) and so the total capital of the Company reached the amount of Drachmae six hundred and seventy three million two hundred and thirty seven thousand (673,237,000) divided into three million three hundred and sixty six thousand one hundred and eighty five (3,366,185) shares of a nominal value of Drs. two hundred (200) each.

By virtue of a decision of the Extraordinary General Assembly held on 20.11.1978 the capital of the Company was increased by an amount of Drachmae fifty six million six hundred and fifty three (56,653,000). Thus the total Company’s capital reached the total amount of Drachmae seven hundred and twenty nine million eight hundred and ninety thousand (729,890,000) divided into three million six hundred and forty nine thousand four hundred and fifty (3,649,450) shares of a nominal value of Drs. two hundred (200) each.

By virtue of a decision of the Extraordinary General Assembly held on 16.4.1980 the capital of the Company was increased by an amount of Drs. nineteen million three hundred and thirty three thousand (19,333,000). Thus the total capital of the Company reached the amount of Drachmae seven hundred and forty nine million two hundred and twenty three thousand (749,223,000) divided into three million seven hundred and forty six thousand one hundred and fifteen (3,746,115) shares of a  nominal value of Drs. two hundred (200).-

By virtue of a decision of the Extraordinary General Assembly held on 27.7.1981 the capital was increased with contribution in cash by an amount of Drs. two hundred million (200,000,000) and one million (1,000,000) shares of a nominal value of Drs.

two hundred (200) each and a total value above the par value of Drs. two hundred and fifty million (250,000,000), were issued. Thus, the total capital of the Company has reached the amount of Drachmae nine hundred and forty nine million two hundred and twenty three thousand (949,223,000) divided into four million seven hundred and forty six thousand one hundred and fifteen (4,746,115) shares of a nominal value of Drs. two hundred (200) each.

By virtue of the Decision of the General Assembly held on 29.6.1989 the share capital was increased by an amount of Drs. seven hundred and fifty nine million three hundred and seventy eight thousand four hundred (759,378,400). Such increase was effected due to the capitalisation of the revaluation of the Company’s fixed assets according to a Joint Decision of the Ministers of National Economy  and Finance Nr.  E/2665/88. In connection with the above increase three million seven hundred and ninety six thousand eight hundred and ninety two (3,796,892) new shares were issued of a nominal value of Drs. two hundred (200) each. Thus, the Share Capital of the Company today is Drs. one billion seven hundred and eight million six hundred and one thousand four hundred (1,708,601,400) divided into eight million five hundred and forty three thousand seven (8,543,007) shares of a nominal value of Drs. two hundred (200)each.

By decision of the Extraordinary General Assembly dated March 27, 1991, the value of each share was decreased from Drs. two hundred (200) to Drs. one hundred (100). Thus, the number of the shares in circulation, was  accordingly increased from eight millions five hundred and forty three thousand and seven (8,543,007) to seventeen millions eighty six thousand and fourteen (17,086,014) bearer shares without any change in the capital stock of the Company and each old share was exchanged with two new shares.

By the same decision: a) part of the reserve amounting to Drs.  eighty seven million nine hundred ninety eight thousand and six hundred (87,998,600) was capitalized and eight hundred seventy nine thousand nine hundred eighty six (879,986) bearer shares were issued of a par value of Drs. one hundred (100) each, b) the capital stock was increased by an amount of Drs. four hundred and ninety million nine hundred thousand (490,900,000) and four million nine hundred and nine thousand (4,909,000) bearer shares were issued with a par value of Drs. 100 each, out of which Drs. four million five hundred and seventy five thousand (4,575,000) shares were covered by public offering  and three hundred thirty four thousand (334,000) shares were disposed of privately at a price above the par value. The difference between the price above the par value and the par value of each share amounting to Drs. four thousand four hundred (4,400) for each share was credited to the special reserve provided for the issuance of shares above par value. Thus the capital stock of the Company reached the amount of Drs. two billion two hundred and eighty seven million five hundred thousand (2,287,500,000) divided into twenty two million eight hundred seventy five thousand (22,875,000) shares, of a par value of Drs. one hundred (100) each, out of which seventeen million eighty six thousand and fourteen (17,086,014) shares are registered shares and the rest five million seven hundred eighty eight thousand nine hundred eighty six shares (5,788,986) are bearer shares.

By decision of the Extraordinary General Assembly dated November 2, 1992, the Company’s capital stock was  increased by an amount of Drs. one billion one hundred and forty three million seven hundred and fifty thousand (1,143,750,000) owing to the capitalization of the reserves provided for by L.1731/1987 for an amount of Drs. two hundred forty four million five hundred and five thousand three hundred twenty six

(244,505,326) and by L. 1828/1989 for an amount of Drs. four hundred forty four million (444,000,000) as well as by part of the surplus-value which was the outcome of the readjusted value of the real estate of L.2065/1992 for an amount of Drs. four hundred fifty five millions two hundred and forty four thousand five hundred and seventy four (455,244,574) and eleven million four hundred and thirty seven thousand five hundred (11,437,500) bearer shares of a par value of Drs. one hundred (100) each were issued.  After that last increase, the company’s capital stock has reached today an amount of Drs. three billion four hundred thirty one million two hundred and fifty thousand (3,431,250,000) divided into thirty four millions three hundred and twelve thousand and five hundred (34,312,500) shares of a par value of Drs. one hundred (100) each, out of which seventeen million eighty six thousand and fourteen (17,086,014) shares are registered shares and the rest seventeen million two hundred twenty six thousand four hundred eighty six (17,226,486) are bearer shares.

By decision of the Extraordinary General Assembly dated February 23, 1995, the Company’s capital stock was increased by an amount of Drs. one billion seven hundred and fifteen millions six hundred and twenty five thousand (1,715,625,000) owing to the capitalization of the reserves provided for by L. 1828/1989 for an amount of Drs. two hundred and sixty six millions one hundred and twelve thousand five hundred fifteen (266,112,515), as well as by part of the surplus-value which was the outcome of the readjusted value of the real estate of L.2065/1992 for an amount of Drs. one billion four hundred forty nine million five hundred and twelve thousand four hundred and eighty five (1,449,512,485) and seventeen million one hundred and fifty six thousand two hundred fifty (17,156,250) bearer shares of a par value of Drs. one hundred (100) each were issued.

By decision of the Extraordinary General Assembly dated October 23, 1997, the Company’s capital stock was  increased by an amount of (i) Drs. five billion one hundred and forty six million eight hundred and seventy five thousand (5,146,875,000) owing to the capitalization of the reserves provided for by L. 1828/1989 for an amount of Drs. four billion nine hundred and thirty five million eight hundred and eighty seven thousand four hundred eighty five (4,935,887,485) and to non disposed profits from the fiscal years 1992-1995 for an amount of Drs. two hundred and ten million nine hundred eighty seven thousand and five hundred fifteen  (210,987,515) and fifty one million four hundred sixty eight thousand seven hundred fifty (51,468,750) bearer shares of a par value of Drs. one hundred (100) each were issued and (ii) by Drs. four billion (4,000,000,000) by the way of payment of cash and the abrogation of the preferential right of the old shareholders, as to this increase and forty million (40,000,000) bearer shares of a par value of Drs. one hundred (100) each were issued and were disposed at a price above par value of Drs. six thousand five hundred and twenty five and a half (6,525.50). The difference between the price above the par value and the par value of each share amounting to Drs. six thousand four hundred and twenty five and a half (6,425.50) for each share was credited to the special reserve provided for the issuance of shares above par value.

By decision of the Extraordinary General Assembly dated March 20, 2000, the Company’s capital stock was increased by an amount of Drs one billion seven hundred and three million and five hundred and sixty one thousand (1,703,561,000), through the contribution of an equal amount of the share capital of the absorbed societe anonyme under the trade name “THREE I “3I” JUICES - BEVERAGES SOCIETE ANONYME”, in accordance with the provisions of articles 68 - 77 of Codified Law 2190/1920, as in force, and articles 1 - 5 of Law 2166/1993. Pursuant to the above increase, seventeen million and thirty five thousand six hundred and ten

(17,035,610) new shares were issued, of a nominal value of Drs. one hundred (100) each. The same above General Assembly decided the decrease of the share capital of the Company, given that through the above merger by absorption it acquires the total assets of the absorbed Societe Anonyme under the trade name “THREE I “3I” JUICES - BEVERAGES SOCIETE ANONYME”, which includes 17,034,274 shares in “3E”, and thus the Company acquires the above number of its own shares which, in accordance with the law, will be cancelled and the share capital of the Company will be decreased by their nominal value, i.e. the amount of Drs. one billion seven hundred and three million and four hundred and twenty seven thousand four hundred (1,703,427,400). Thus, the share capital is increased by Drs. one hundred and thirty three thousand six hundred (133,600) and there will be issued one thousand and three hundred and thirty six (1,336) new bearer shares, of a nominal value of Drs. one hundred (100) each.

After the above decrease and increase of the capital stock pursuant to the decision of the Extraordinary General Assembly dated 20 March 2000, the company’s capital stock reached the amount of Drs. fourteen billion two hundred ninety three million eight hundred and eighty three thousand six hundred (14,293,883,600) divided into one hundred and forty two million nine hundred and thirty eight thousand and eight hundred and thirty six (142,938,836) shares of a par value of Drs. one hundred (100) each.

By decision of the Extraordinary General Assembly dated April 19, 2000, the Company’s capital stock was increased by an amount of Drs. eleven billion two hundred and forty four million eight hundred and thirty two thousand seven hundred (11,244,832,700), through cash payment and the abrogation of the right of preference of the old shareholders in respect of such increase, to be subscribed by the shareholders of Coca-Cola Beverages, and it was decided to issue one hundred and twelve million four hundred and forty eight thousand and three hundred and twenty seven (112,448,327) new bearer shares of a nominal value of Drs. one hundred (100) each, which were decided to be disposed at a price above par value of Drs. six thousand and sixty-five (6,065).  131,579 of the above shares would have been granted to employees of Coca-Cola Beverages in the event that they exercised the relevant right.

With respect to the above increase it was decided to apply Article 13a of Codified Law 2190/1920, i.e. the final amount of the above increase to be the amount actually subscribed. As shown in the  Minutes no. 551/11.08.2000 of the Board of Directors, the payment of Drs. 568,470,994,400 was certified. From the above amount, Drs. 9,372,976,000 were used for the increase of capital and Drs. 559,098, 018,400 will be credited to the special reserve provided for the issuance of shares above par value. Upon the payment of the above amount the number of shares of the Company was increased by 93,729,760 shares.

By decision of the Extraordinary General Assembly dated 22 November 2001, it was decided the increase the share capital of the Company by Drs. 526,587,626 or Euro 1,545,378.21 by capitalising reserves of the Company from the issuance of shares at above par value and by increasing the nominal value of the shares to Drs. 102.225 or Euro 0.30.

By decision of the Annual General Assembly dated 20 May 2002, it was decided the increase the share capital of the Company by Euro 2,366,685.96 by capitalising the revaluation of its land and buildings pursuant to articles 20 and 27 of Law 2065/92 and, thus, the nominal value of the share was increased to Euro 0.31.

By decision of the Extraordinary General Assembly dated 15 September 2003, it was decided the increase of the share capital of the Company by Euro 518.304.225,24 by capitalising reserves of the Company from the issuance of shares at above par value and by increasing the nominal value of the shares by Euro 2.19, i.e. from Euro 0.31 to Euro 2.50.

By decision of the Extraordinary General Assembly dated 31 October 2003, it was decided the decrease of the share capital of the Company by Euro 473,337,192 by decreasing the nominal value of the shares to Euro 0.50 and the respective capital return to the shareholders through distribution of cash.

After the above decrease, the share capital of the Company amounts to Euro 118,334,298 and is divided into 236,668,596 shares of a nominal value of Euro 0.50 each.

By decision of the Board of Directors no. 636/23.12.2003, the share capital of the Company was increased by a cash payment in the amount of Euro 128,340.50, through the issuance of 256,681 new ordinary shares to the bearer of a nominal value of Euro 0.50 each. The above amount was paid by persons who exercised stock options in accordance with the decisions of the General Meetings of the shareholders that were convened on 22.11.2001, 6.6.2003 and 31.10.2003.

By decision of the Board of Directors no. 662/22.12.2004, the share capital of the Company was increased by a cash payment in the amount of Euro 667,426, through the issuance of 1,334,852 new ordinary shares to the bearer of a nominal value of Euro 0.50 each. The above amount was paid by persons who exercised stock options in accordance with the decisions of the General Meetings of the shareholders that were convened on 22.11.2001, 6.6.2003 and 31.10.2003.

By decision of the Board of Directors no. 687/21.12.2005, the share capital of the Company was increased by a cash payment in the amount of Euro 1,215,936.50, through the issuance of 2,431,873 new ordinary shares to the bearer of a nominal value of Euro 0.50 each. The above amount was paid by persons who exercised stock options in accordance with the decisions of the General Meetings of the shareholders that were convened on 22.11.2001, 6.6.2003 and 31.10.2003.

By decision of the Board of Directors no. 720/20.12.2006, the share capital of the Company was increased by a cash payment in the amount of Euro 687,957, through the issuance of 1,375,914 new ordinary shares to the bearer of a nominal value of Euro 0.50 each. The above amount was paid by persons who exercised stock options in accordance with the decisions of the General Meetings of the shareholders that were convened on 22.11.2001, 6.6.2003 and 31.10.2003.

By decision of the Extraordinary General Meeting dated 15 October 2007, the share capital of the Company was increased by Euro 60,516,979, by capitalisation of an amount from the account “balance from the issuance of shares at above the par value”, through the issuance of 121,033,958 new shares, of a nominal value of Euro 0.50 each.

After the above increase, the share capital of the Company amounts to Euro 181,550,937 and is divided into 363,101,874 shares of a nominal value of Euro 0.50 each.

By decision no. 752/20.11.2007 of the Board of Directors, the share capital of the Company was increased by a cash payment in the amount of Euro 318.241,50 with the issuance of 636,483 new common bearer shares of a nominal value of fifty cents (0.50) each.  This amount was paid by persons who exercised stock options, in accordance with article 13 paragraph 13 of Codified Law 2190/1920 and the decisions of the General Meetings of the shareholders of the company that were convened on the 22.11.2001, 6.6.2003 and 17.6.2005.

By decision no. 764/28.2.2008 of the Board of Directors, the share capital of the company was increased by a cash payment in the amount of Euro 412,416 with the issuance of 824,832 new common bearer shares of a nominal value of fifty cents (0.50) each.  This amount was paid by persons who exercised stock options, in accordance with article 13 paragraph 13 of law 2190/1920 and the decisions of the General Meetings of the shareholders of the company that were convened on the 22.11.2001, 6.6.2003 and 17.6.2005.

By decision no. 776/13.5.2008 of the Board of Directors, the share capital of the company was increased by a cash payment in the amount of Euro 405,255.50 with the issuance of 810,511 new common bearer shares of a nominal value of fifty cents (0.50) each.  This amount was paid by persons who exercised stock options, in accordance with article 13 paragraph 13 of law 2190/1920 and the decisions of the General Meetings of the shareholders of the company that were convened on the 22.11.2001, 6.6.2003 and 17.6.2005.

By decision no. 786/7.8.2008 of the Board of Directors, the share capital of the company was increased by a cash payment in the amount of Euro 14,198.50 with the issuance of 28,397 new common registered shares of a nominal value of fifty cents (0.50) each.  This amount was paid by persons who exercised stock options, in accordance with article 13 paragraph 13 of law 2190/1920 and the decision of the General Meeting of the shareholders of the company that was convened on 22.11.2001.

By decision no. 820/11.8.2009 of the Board of Directors, the share capital of the company was increased by a cash payment in the amount of Euro 2,875.50 with the issuance of 5,751 new common registered shares of a nominal value of fifty cents (0.50) each.  This amount was paid by persons who exercised stock options, in accordance with article 13 paragraph 13 of law 2190/1920 and the decision of the General Meetings of the shareholders of the company that were convened on 22.11.2001 and 6.6.2003.

By decision of the Extraordinary General Meeting of the shareholders dated 16 October 2009, the share capital of the company was increased by Euro 548,111,772 through the capitalization of reserves by an increase of the nominal value of each share by Euro 1.50 per share, i.e. from Euro 0.50 to Euro 2.00 per share.

After the above increase, the share capital of the Company amounted to Euro 730,815,696, divided into 365,407,848 shares of a nominal value of Euro 2.00 each.

By decision of the same Extraordinary General Meeting of the shareholders, the share capital of the company was decreased by Euro 548,111,772 through a decrease of the nominal value of each share by Euro 1.50 per share, i.e. from Euro 2.00 to Euro 0.50 per share and the return to the shareholders in cash of the amount of the decrease.

By decision no. 828/10.11.2009 of the Board of Directors, the share capital of the company was increased by a cash payment in the amount of Euro 65,613.50 with the issuance of 131,227 new common registered shares of a nominal value of fifty cents (0.50) each.  This amount was paid by persons who exercised stock options, in accordance with article 13 paragraph 13 of law 2190/1920 and the decision of the General Meetings of the shareholders of the company that were convened on 22.11.2001, 6.6.2003 and 17.6.2005.

After the above increase, the share capital of the Company amounts to Euro 182,769,537.50 and is divided into 365,539,075 shares of a nominal value of Euro 0.50 each.

b)  The share capital may be increased through the issuance of redeemable shares, which may also be issued as preference shares, with or without voting rights, in accordance with the provisions of article 3 of Codified Law 2190/1920. The redemption is effected through a declaration by the Company to the shareholders, which is published in accordance with article 26 of Codified Law 2190/1920 and is valid only upon payment of the contribution. The right of redemption is subject to the conditions in article 17b of Codified Law 2190/1920. Also, the Company may issue preference non-redeemable shares, with any kind of privilege which is permitted by law. The redeemable and preference shares, by deviation from article  4, para. 2 may be in material form.

c) The General Meeting which decides to increase the share capital in accordance with paras. 3 and 4 of article 29 and para. 2 of article 31 of Codified Law 2190/1920, may authorise the Board of Directors to decide on the issuance price of the new shares or on the interest rate and the manner in which it shall be determined if shares are issued with the right to receive interest, within a time period to be specified by the General Meeting not exceeding one (1) year. In this case, the period within which the capital must be paid in accordance with article 11 of Codified Law 2190/1920 begins from the date on which the Board of Directors decides on the issuance price of new shares or on the interest rate or the manner in which it shall be determined, as the case may be.

d) In the case of any share capital increase which is not effected through a contribution in kind or through notes convertible into shares, the shareholders of the Company on the date of issuance of the shares shall have a right of pre-emption over the entire amount of the new capital or notes, pro rata to their participation in the existing share capital. If the Company has already issued shares of more than one category, in which the voting rights or the right to participate in the profits or in the distributions upon liquidation are different, it is possible to increase the share capital with shares of only one category. In this case, the right of pre-emption is granted to the shareholders of the other categories only in the event that the shareholders of the category of the new shares do not exercise their pre-emption rights.

The right of pre-emption must be exercised within the time-period specified by the Company’s body that decided the share capital increase. Such time-period cannot be shorter than 15 days, without prejudice to the time-period for paying-in the share capital which is provided in article 11 of Codified Law 2190/1920. In the case of paragraph c) of this Article, the time-period within which the right of pre-emption must be exercised does not begin before the decision of the Board of Directors which determines the issuance price of the new shares. In the case of the 3rd sentence of this paragraph d), the time-period within which the right of pre-emption must be exercised by the other shareholders is likewise specified by the Company’s body that decided the capital increase. Such time-period cannot be shorter than ten (10) days and begins on the day next following the lapse of the time-period provided for the shareholders of the category of the new shares. After the lapse of the above time-periods, all shares that have not been subscribed for as above, may be freely disposed of by the Company’s Board of Directors at a price that cannot be lower than the price paid by the existing shareholders.

e)  The value of the new shares cannot be fixed below par-value. In case of issuance of new shares above the par-value, the difference between such par-value and the value of issuance is transferred to a special reserve fund account “of shares issued above the par value”. In no case can such difference be disposed for the distribution of dividends or percentages.

A r t i c l e    4

1.  Indivisibility of the shares

The shares and the rights deriving therefrom are indivisible vis-a-vis the Company and, each one of them grants the right of a single vote at the General Assembly of the shareholders of the Company. In case that one or more persons are co-owners of one share or they are co-owners of the naked ownership or usufruct of only one share, then, such more beneficiaries must appoint jointly a representative to exercise the rights deriving from such share, otherwise the Board of Directors, is obliged to suspend the exercise of such rights.

2.  Nature of Shares

The shares of the Company are registered and dematerialised. By amendment of this provision of the Articles of Incorporation decided by the General Assembly according to the provisions of articles 19 para. 1 and 20 para. 1 of these Articles, the shares may be converted to bearer shares.  The shares shall be deemed to have been issued at the time they are registered at the system of dematerialised titles at the Central Securities Depository.

A r t i c l e    5

1.  Consequences of ownership of a share title

The ownership of a share or of a provisional share certificate constitutes an ipso jure acceptance by its holder of the Articles of Incorporation of the Company and of the legally adopted resolutions of its bodies. By derogation to the provision of article 8b of Codified Law 2190/1920, a shareholder is deemed to be a person who is registered in the records of the Central Securities’ Depositary. In no case can shareholders or their general and special successors  and lenders of shareholders or holders of shares by virtue of a legal reason (“causa”) as e.g. escrow-agents, sequestrators, pledgees, lenders etc., are permitted to cause a confiscation or a sealing of the corporate assets or books of the Company or of the movables trusted to the company or to proceed to the liquidation or distribution of the Company’s assets or to participate in the management of the Company, by exercising rights in excess of those acknowledged to shareholders by these Articles of Incorporation and the legislation in force.

2.  Domicile of shareholders

For any and all relations of the shareholders with the Company, same are considered as being domiciled at the registered office of the Company and are subject to the Greek Legislation.

3.  Shareholders’ right

Shareholders have the right of ownership on the assets of the Company in case of liquidation, and the right of participation in the net profits thereof in proportion to the shares they hold, and they exercise such rights in accordance with the provisions of the Law, the present Articles of Incorporation and the duly adopted  resolutions of its bodies.

4.  Shareholders’ obligations

The responsibility of shareholders is limited to the nominal value of their shares and cannot be in excess thereof.

CHAPTER ‘C’

Administration of the Company

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1.  Administrative Bodies

The Company is administered by the Board of Directors.

2.  Representation of the Company

The Company is represented before third parties as well as before any other public, judicial or any other Authority, by its Board of Directors. The Board of Directors is entitled by its special resolution to assign the representation of the Company to one or more persons irrespective of their being members or not of the Board of Directors.

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1.  Election of Board of Directors

The Board of Directors is composed by seven (7) to fifteen (15) members. The members of the Board of Directors are elected by the General Assembly for a three (3) year term. The term of each member is extended until the date of the Annual General Meeting of the year in which such term expires.

2.  Re-electable Board

The members of the Board of Directors, may or may not be shareholders and are always re-electable.

3.  Replacement of deceased, resigned etc. Directors

In case of death, resignation or removal of any member(s) of the Board of Directors, the remaining members thereof, provided there are at least three (3), may either proceed with the management and representation of the Company without the replacement of the lapsed members on condition that such number exceeds half of the members, as they had prior to the occurrence of the above events, or elect the substitutes of such members for the remainder of their term of office. The above  election is announced by the Board of Directors at the next following General Meeting which may replace the elected members, even if the relevant issue had not been entered on the Agenda.  In any event, the remaining members of the Board of Directors, irrespective of their number, may convene a General Meeting with the sole purpose of electing a new Board of Directors.

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Election of Chairman, Vice-Chairman, Managing Director, appointment of Secretary and persons responsible for Criminal and Market Police offences

By absolute majority vote decision of the Directors who are present or represented thereat, the Board of Directors, elects among its members, the Chairman and the Vice-Chairman, who replaces the Chairman when absent or hindered. In case the Vice-Chairman is also absent or hindered, same is replaced by another member of the Board of Directors to be designated by it. Also, the Board, by absolute majority voting of the members who are present or represented, elects its Managing Director and its Secretary, while it may appoint its Secretary a person who may not be a member of the Board of Directors. In the same manner that the Secretary is elected or appointed, one or more persons not necessarily members of the Board of Directors are elected and appointed as responsible for Market Police and Criminal Offences. Such elections are always being effected at the first Meeting of the Board following the General Assembly Meeting at which the partial or total renewal of the members of the Board has taken place. The Chairman, Vice-Chairman, the Managing Director etc.  can always be re-elected.

A r t i c l e  9

Meetings of the Board of Directors

The Board of Directors meets at the registered office of the Company, as required each time by law, the Articles of Association or the requirements of the Company at a date and time fixed by the Chairman, or his/her substitute, or when at least two (2) of its members request so in writing, as specified in article 20, paragraphs 4 and 5 of law. 2190/1920.  The Board of Directors may convene at any other place in Greece or abroad in which the Company or any member of its Group is active.  In addition, the Board of Directors may validly convene at any other place, whether in Greece or abroad, provided that all directors are present or represented at such meeting and no-one objects to the meeting taking place. The Board of Directors may convene via teleconference in accordance with article 20, paragraph 3a of Codified Law 2190/1920. The drawing up of minutes and the signing thereof by all the directors or their representatives is equivalent to a decision by the Board of Directors even if a meeting did not take place.

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1.  Ordinary Quorum of the Board of Directors

The Board of Directors is in quorum and meets validly whenever one half (1/2) plus one of its Directors are present or represented thereat, but in no case can the number of the personally present Directors be less than three (3). For the determination of the said quorum fractions, if any, are omitted.

2. Extra-ordinary Quorum of the Board of Directors

Especially for decisions which concern the items under (a) to (g) below, in case the Board of Directors consists of 9 or 10 members, it is in quorum and is validly meeting if at least 3/4 of its Members are present or represented thereat. (a) the proposal to change the Company objects; (b) the undertaking by the Company of obligations of any kind whatsoever, including guarantees and capital expenditure, the value of which exceeds the amount of U.S. Dollars ten million (10,000,000); (c) the entering into any agreement, arrangement or contract involving payments or other consideration in excess of U.S. Dollars ten million (10,000,000); (d) the sale, lease, exchange, transfer or otherwise disposing, directly or indirectly, in a single transaction or a series of related transactions of all or substantially all of the assets of the Company, or any sale of a majority of the value of the assets of the Company, when such disposition is not in the ordinary course of business (unless such sale is undertaken in connection with, or as a part of, a sale-lease back transfer); (e) the appointment of the Chief Executive Officer of the Company; (f) approval of the annual budget; provided, however, that if no new annual budget is approved, the prior year’s budget, adjusted for inflation, will be used in place of the new annual budget until the new annual budget is approved; and (g) the approval of any annual business plan submitted by Company management.

3.  Adoption of a Resolution

The resolutions of the Board of Directors are validly adopted by absolute majority of its Directors who are present or represented at the Meeting, exception made to the cases where these Articles require an increased majority. With respect to personal matters the Board of Directors decides by secret ballot.  Each Director has only one vote and if he represents one absent Director, then he has two (2) votes. Exceptionally, for the adoption of a resolution on the matters referred to under paragraph 2 above, a two-thirds (2/3) majority of the directors present or represented is required. In the event of a tie, the vote of the Chairman of the Board of Directors prevails.

4.  Representation of Directors

Any member of the Board absent for any reason from Meetings of the Board of Directors may be represented by another member appointed by the absentee through letter, telex, cable or fax addressed to the Board. In no case, however, can one member represent more than one other member.

5.  Minutes of the Board

The Secretary of the Board of Directors keeps minutes of the discussions and resolutions of the Board of Directors, which are entered into a special book and are signed by the Directors personally present at the Meeting. The adopted resolutions are evidenced from these minutes. No member of the Board of Directors has the right to refuse to sign the minutes of a Meeting at which he was present. However, he is always entitled to request that his opinion be recorded in the minutes, if such opinion is different from that of the adopted resolution. In no case can the validity of a lawfully adopted resolution be affected by the non-signature of the minutes by a Director present at the Meeting, provided mention of such refusal is made in the minutes. In the event that a meeting takes place via teleconference, the minutes of the meeting must be signed by the Chairman, the Vice-Chairman or the Managing Director. Copies or extracts from the minutes of the Board of Directors may be officially issued without futher ratification by the Chairman, the Vice-Chairman or the Managing Director. Likewise, copies or extracts from the minutes of the Board may also be issued by the Secretary or his/her alternate, as such persons have been specified by decision of the Board of Directors.

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1.  Competency of the Board of Directors

The Board of Directors, acting collectively is competent for the administration and management of the Company’s affairs. It decides on every matter concerning the Company and carries out each and every action, except only those for which pursuant to the Law or these Articles, the General Assembly of the shareholders is competent. Indicatively, but not by way of limitation, the Board of Directors:

(a)           Represents judicially and extra-judicially the company.

(b)           Initiates and carries out Court proceedings, makes confiscations, records mortgages and pre-notations of mortgages, consents to their withdrawals, waives privileges, court actions and legal remedies, makes judicial and extra-judicial compromises and agrees to arbitrations.

(c)           Acquires, creates or transfers in rem and in personam rights on movables and immovables, reservation made to the provisions of article 10 of the Codified Law 2190/1920, assumes obligations, concludes agreements, of any nature, reservation made to the provisions of Article 23a of Codified Law 2190/1920 and participates to public or other  bids and auction sales.

(d)           Hires, appoints and fires employees and agents of the Company, determining their remuneration and salaries and grants and rescinds all general or special authorizations on behalf of the Company.

(e)           Issues, accepts and signs or guarantees or endorses promissory notes, letters of credit, checks and, in general, all negotiable instruments.

(f)            In general determines the expenses of the Company.

(g)           Controls the books and the treasury of the Company, prepares the annual financial statements, proposes the amortizations to be made of the installations and the writing-offs of doubtful claims and proposes the dividends and profits to be distributed.

(h)           Determines all matters pertaining to the internal operation of the Company, issues the relevant regulations and, in general, performs any and all actions, pertaining to the management of the Company and the administration of its assets, and possesses each and every power in connection with the administration of the Company’s interests and the performance of any action, whatsoever, aiming to the carrying-out of the Company’s purposes.

(i)            Decides in its discretion on the issuance of an ordinary bond loan or an exchangeable bond, specifying in such decision the amount, the type and the terms of the loan.

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Delegation of the Board of Directors authorities to its members or to third parties :

The Board of Directors may by resolution delegate the exercise of all or part of its rights and authorities pertaining to the administration, management and representation of the Company to one or more persons,  irrespective of whether such persons are member of the Board or not, specifying in such resolution the matters for which such authorities are delegated. The title and the delegated authority to each such person(s) is always determined by the resolution of the Board of Directors appointing them. The Board of Directors may also delegate the Company’s internal audit to one or more persons that are not members of the Board or, if permitted by law, to members of the Board. If provided in the relevant resolutions of the Board of Director, the aforementioned persons may sub-delegate all or part of the powers that were assigned to them by the Board, to other persons such as directors, employees, lawyers or other third parties.

A r t i c l e     13

a) Each and every member of the Board of Directors is liable towards the Company during the management of the Company’s affairs for any and all of his offences. It is especially liable if the Balance Sheet contains omissions and/or false statements which hide the real situation of the Company.

b) Such liability does not exist should the member of the Board of Directors prove that it has exercised the diligence of a prudent businessman.  Such diligence is judged based on the capacity of each member and the duties assigned to such member, as further specified in the Law. Liability does not exist with respect to acts or omissions which are based on lawful decisions of the General Meeting or which constitute a reasonable business decision taken in good faith, based on sufficient information and exclusively in the interest of the Company. This Article also applies with respect to the liability of persons who are not members of the Board of Directors and who exercise powers delegated to them by the Board of Directors, in accordance with Article 12 of these Articles of Association.

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Obligations of the Members of the Board of Directors

It is forbidden for Directors, who participate in any way in the management of the Company, as well as for the Company’s Managers, to engage in acts, on their own behalf or on the behalf of third parties, which fall within any of the objectives of the Company without the permission of the General Assembly or to participate as general partners in partnerships with the same objectives. In case of violation of the above prohibition, the Company is entitled to indemnification and the responsible party, in the case where he is a member of the Board of Directors, is removed from office by a resolution of the Board of Directors. In such a case, paragraphs 2 and 3 of Article 23 of Codified Law 2190/1920 are also applicable.

CHAPTER ‘D’

General Assembly

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Competency of the General Assembly

The General Assembly of the shareholders is the supreme body of the Company and is entitled to decide on all, in general, of the Company’s businesses and affairs. The lawful resolutions of the General Assembly are binding for both the absent as well as the dissenting shareholders. Specifically, the General Assembly is the only competent body to decide on :

(a)    All matters submitted to it by the Board of Directors or by anyone else who is entitled to cause its convention in accordance with the provisions of the Law or of the present Articles.

(b)           Amendments of the present Articles. Such amendments are also considered those that refer to the increase, except for the provisions of paras b) and c) of Article 3 of these Articles of Incorporation or the decreases of the capital stock of the Company, the dissolution of the Company, the extension of its duration and its merger with others.

(c)           The election of the members of the Board of Directors except in the case of Article 7 paragraph 4 hereof, and of the auditors and the determination of their remuneration.

(d)           The approval or amendment of the annual financial statements prepared by the Board of Directors and the disposition of net profits.

(e)           The approval, under special voting carried out by roll-call, of the administration of the Board of Directors and the discharge of the Board of Directors and auditors from any responsibility, following the approval of the annual financial statements and after the hearing of the report on the Board’s activities and on the general condition of the Company’s affairs and of the Company itself.  Members of the Board of Directors and employees of the Company are entitled to participate to the above voting, but only with the shares that are owned by them.

(f)            The hearing of the auditors’ report on the audit they carried out on the books and accounts of the Company.

(g)           The issuance of bonds provided for in Art. 3a of Codified Law 2190/1920.

(h)           The appointment of liquidators, in case of dissolution of the Company.

(i)            The initiation of Court proceedings against members of the Board of Directors or auditors, for violation of their duties deriving from the Law or these Articles of Incorporation.

A r t i c l e    16

Participation to the General Assembly

Each shareholder, owning one share at least, may participate at the General Assembly either personally or through a representative. Persons under age or under judicial interdiction or supervision and legal entities are represented by their legal representatives. The documents of representation may be private, provided they are dated and they are signed by the person issuing same.

A r t i c l e    17

(a)           The General Assembly is convened by the Board of Directors, which also determines the items of the Agenda, and is held obligatorily at the registered offices of the Company or in the district of another municipality within the prefecture of the registered office or other municipality neighboring that of the registered office, at least once each fiscal year and within six (6) months from the end of the fiscal year. The Board of Directors is entitled, whenever it deems it necessary to call an extraordinary Meeting of the General Assembly.

(b)          The General Assembly may also be convened at the request of shareholders representing 1/20 of the paid-in share capital, the Board of Directors is obliged to call an extraordinary General Assembly of shareholders, fix the date of such Meeting, which must necessarily be fixed within forty five (45) days from the date of service of the relevant application to the Chairman of the Board Directors.  The request must contain the subject-matter of the Agenda.  If a General Assembly is not convened by the Board of Directors within (20) days from the service of the relevant request, the meeting is carried out by the requesting shareholders at the expense of the Company, by decision of the Single-Member Court of First Instance of the Company’s registered office, judging according to the summary proceedings for interim injunctions.  The place and the time of the meeting, as well as the Agenda are set out in the court’s injunction.

Furthermore, at the request of shareholders representing 1/20 of the paid-in share capital, the Board of Directors is obliged to include in the Agenda of a General Assembly that has already been convened, an additional matter, if such request was received by the Board of Directors at least fifteen (15) days prior to the General Assembly.  The additional matters must be published or notified, at the responsibility of the Board of Directors, in accordance with article 26 of Codified Law 2190/1920 as in force, at least seven (7) days prior to the General Assembly.  If such matters are not published, the requesting shareholders are entitled to ask for the postponement of the General Assembly in accordance with paragraph 3 and to proceed with the publication themselves (as specified above) at the expense of the Company.

(c)           At the request of shareholders holding 1/20 at least of the paid-in capital stock, the Chairman of the General Assembly is obliged to adjourn, but only once, the adoption of any resolution of an ordinary or extraordinary General Assembly and fix as new date of the meeting for adoption of such resolutions, the date  mentioned in the shareholders request which can not be later than thirty (30) days from the date of the adjournment.

(d)           The invitations for the Meetings of the General Assembly are published as specified in article 26 of Codified Law 2190/1920, as in force.  If the initial invitation specifies the place and the time of the repeat Meetings in the event that a quorum is not achieved at the initial General Meeting, then a new invitation shall not be required.

(e)          The General Assembly, whether regular or extraordinary, cannot discuss or decide on matters which are not included in the Agenda, with the exception of the circumstances provided in Article 7, paragraph 3 of these Articles.

(f)           (a) Ten (10) days prior to any General Assembly Meeting, the Company is obliged to deliver to any shareholder applying for it, the annual financial statements together with a copy of the balance sheet and the relevant therewith reports of the Board of Directors and of the Auditors.

(b) Forty-eight (48) hours prior to any General Assembly Meeting, a list of the shareholders having the right to vote at the Meeting and/or of their representatives must be posted at a conspicuous place in the Company’s offices, such list indicating the names of shareholders and of their representatives, if any, their addresses and the number of shares and votes held by each one of them.

(c) At the request of any shareholder, that is submitted to the Company at least five (5) full days prior to the General Assembly, the Board of Directors is obliged to provide to the General Assembly specific information regarding the Company’s affairs as requested, to the extent that they are useful for the actual assessment of the matters on the Agenda.  Furthermore, at the request of shareholders representing one twentieth (1/20) of the paid-in share capital, the Board of Directors is obliged to announce at the General Assembly, provided that it is an Annual Assembly, the amounts that were paid in the previous two years to each Director or to the Company’s managers of the Company, as well as any benefit provided to the aforementioned persons for any reason or on the basis of any contract between them and the Company.  In all of the above cases,  the Board of Directors may decline to provide the information for any valid  material reason, which is recorded in the Minutes.  Such reason may be, on a case by case basis, that the requesting shareholders are represented in the Board of Directors in accordance with paragraphs 3 or 6 of article 18 of Codified Law 2190/1920 as in force.

(d)   At the request of shareholders that represent one fifth (1/5) of the paid-in capital stock which is submitted to the Company within the period mentioned in the preceding paragraph, the Board of Directors is obliged to furnish to  the General Assembly information regarding the conduct of the Company’s affairs and its assets.  The Board of Directors may decline to provide such information for any valid material reason, which is recorded in the minutes.  Such reason may be, on a case by case basis, that the requesting shareholders are represented in the Board of Directors in accordance with paragraphs 3 or 6 of article 18 of Codified Law 2190/1920 as in force, provided that the relevant members of the Board of Directors have received the relevant information in an adequate manner.

(e) In the cases of subparagraphs (c) and (d) above, if any dispute arises, concerning the well founding of the claimed reasons of refusal, such dispute shall be resolved by the competent Court of the area wherein the Company’s registered office is situated, judging according to the summary proceedings for Preliminary Measures, in accordance with paragraph 6 of article 39 of Codified Law 2190/1920, as in force.

(g)          In all abovementioned cases of paragraphs c) and f) sub-paras (c) and (d) of this article, shareholders exercising the rights granted to them thereof are obliged to deposit the shares granting to them the relevant right, according to Article 28 of Codified Law 2190/1920 and Article 18 of the present Articles of Incorporation.  Such deposit must be made on the day such request is submitted and lasts until the General Assembly is held, whereas in the case of paragraph f) sub-para (e) the deposit of the shares must last until the judgment of the appropriate Court is rendered.

A r t i c l e     18

1.  Formalities for the participation in the General Assembly - Deposit of shares

The shareholder is obliged, for his participation at the General Assembly Meeting, to furnish to the Company a relevant certificate issued by the Central Securities’ Depository, in accordance with article 51 of Law 2396/1996, five (5) days prior to such meeting,

2.      Deposit and deposit receipt

Five (5) days prior to the General Assembly Meeting the relevant certificates set forth in the preceding paragraph 1, as well as the powers of attorney and any other authorization document of the persons representing the shareholders must be deposited with the Company.

3. Consequences in case of omission of the formalities

Failure to comply with the formalities specified in this Article deprives the shareholder from his right to participate in the General Assembly Meeting, unless such Meeting, being in quorum, permits his participation.

A r t i c l e    19

1.         Ordinary quorum of the General Assembly

The General Assembly Meeting is in quorum and convenes lawfully on all items of the Agenda, except those expressly mentioned in paragraph 2 of this article, whenever shareholders holding at least 1/5 of the paid-in capital stock of the Company, are either present or represented at the Meeting. In case such quorum is not obtained the General Assembly Meeting convenes again within twenty (20) days from the date of the first Meeting, provided the invitations for such adjourned Meeting are made ten (10) full days prior to the day of such new Meeting. At such adjourned Meeting the General Assembly is in quorum and convenes lawfully on all items of the original Agenda, no matter what the percentage of the paid-in capital stock is represented at it.  If the initial invitation specifies the place and the time of the repeat Meetings in the event that a quorum is not achieved at the initial General Meeting, then a new invitation shall not be required.

2.         Extraordinary quorum of the General Assembly

Exceptionally, in all cases concerning (1) the change of the Company’s nationality, (2) the alteration of the Company’s objectives, (3) the amendment of the Articles of Association, (4) the increase of the shareholders’ obligations, (5) the increase of the capital stock of the Company, (6) the decrease of the capital stock, (7) the issuance of  bond loans under article 3a of Codified Law 2190/1920, (8) the distribution of dividends and/or the alteration of the method of profits’ distribution, (9) the establishment of extraordinary reserve funds or other reserve funds in excess of the compulsory reserve fund required pursuant to articles 26 of these Articles of Incorporation and the Law (Article 44 of Codified Law 2190/1920, (10) the merging of the Company, (11) the extension of the duration of the Company, (12) the dissolution of the Company, and (13) the entering of the Company or any assets thereof into mandatory receivership or trusteeship, the General Assembly is in quorum and decides lawfully on the items of the Agenda when shareholders holding 67% of the paid-in capital stock of the Company are present or represented thereat. In case no such quorum is obtained, then the General Assembly is called again and is in quorum and convenes lawfully on the matters of the original Agenda, provided shareholders holding at least 55%of the paid-in capital stock of the Company are present or represented thereat.

In case even such quorum is not obtained the General Assembly is invited and convenes again as stated above, and is in quorum and convenes lawfully on all matters of the original Agenda provided Shareholders holding at least 50% plus one vote of the paid-in capital stock of the Company are present or represented at it.

If the initial invitation specifies the place and the time of the repeat Meetings in the event that a quorum is not achieved at the initial General Meeting, then a new invitation shall not be required.

A r t i c l e    20

1.         Adoption  of resolutions by the General Assembly

The resolutions of the General Assembly are adopted lawfully by an absolute majority of all votes represented thereat.

2.         Roll call voting

At the request of shareholders representing 1/20 of the paid-in capital stock of the Company, the adoption of resolutions on any item on the Agenda is effected by a roll call.

3.             Extraordinary majority

On matters for the discussion of which an extraordinary quorum is required in accordance with the provisions of the Article 19 paragraph 2 hereof, the resolution of the General Assembly is adopted by a majority of 2/3 of the votes represented at the Meeting, provided however that for the following matters such majority cannot be less  than 50% of the Company’s shares plus one share: (1) the amendment of the Articles of Association, (2) the increase of the capital stock of the Company, (3) the decrease of the capital stock, (4) the merging of the Company, (5) the dissolution of the Company, and (6) the entering of the Company or any assets thereof into mandatory receivership or trusteeship

A r t i c l e    21

Chairman and Secretary of the General Assembly :  The Chairman of the Board of Directors or, his deputy, in case he is hindered, presides temporarily over the General Assembly appointing one or two Secretaries among those shareholders present or/and among non shareholders, until such time as the list of the shareholders entitled to     participate to the Meeting is approved and the regular presiding Board of the General Assembly is elected. Such Board consists of a Chairman and of one or two Secretaries who perform also vote - collecting duties. The regular presiding Board over the General Assembly is elected by secret ballot, unless the General Assembly itself decides otherwise or unless the Law determines otherwise.

A r t i c l e    22

1.             Minutes of the General Assembly

The discussions held and the resolutions adopted by the General Assembly are recorded in minutes, signed by the Chairman and the Secretary thereof. Following the request of any shareholder, the Chairman is obliged to insert in the minutes an exact summary of such shareholder’s opinion. The Chairman of the Board of Directors or any of the persons referred to in article 10 para. 5 of these Articles is entitled to issue copies of the above minutes. After the dissolution of the Company, as well as during its liquidation, the copies of the minutes are certified by one of the liquidators.

2.         Recording of shareholders list

In the book where the minutes are recorded the list of the present or represented shareholders of the Meeting is also recorded. Such list contains the data provided for by Article 27 paragraph 2 of Codified Law  2190/1920.

CHAPTER ‘E’

Auditors and Minority Rights

A r t i c l e    23

The auditing of the financial statements of the Company is carried out in accordance with the provisions of article 36ff of Codified Law 2190/1920.

A r t i c l e    24

The rights of the minority rights as well as the right to request an extraordinary auditing of the Company are provided in article 39ff of Codified Law 2190/1920.

CHAPTER ‘F’

Annual Financial Statements and Disposal of Profits

A r t i c l e  25

1.             Fiscal Year :

The fiscal year, commences on January 1 and ends on December 31 of each year at which time the inventory of the Company’s assets is made.

2.             Preparation of the annual financial statements :

The accounts are closed and the annual financial statements are prepared by the Board of Directors in accordance with the provisions of the law in force. The financial statements together with the annual report of the Board of Directors to the shareholders, as well as with the report of the auditors, are submitted for approval to the Ordinary General Assembly.

A r t i c l e    26

Net profits and disposal thereof :

Net profits of each corporate fiscal year are those deriving from the gross profits of the Company after deduction of all expenditures, of all losses, as well as the depreciations provided for by the Law and of any other corporate charge. The remaining balance, after deduction of the above amounts, constitutes the annual net profits of the Company which, under the reservation of Article 44a of Codified Law 2190/1920, as added by Art. 37 of P.D.409/86 are distributed according to the following order :

(a)           An amount from five percent (5%) to thirty (30%) percent is retained for the formation of the ordinary reserve fund until a sum equal to one third (1/3) of the capital stock is reached. The ordinary reserve fund is exclusively used to cover, the remaining debit balance, if any, of the profits/losses account, before each distribution of dividends,

(b)           An amount is retained equal to the amount required for the payment of dividends as set out in article 3 of Law 148/1967, as in force.

(c)           Six percent (6%) at least on the paid-in capital stock for the payment of the first dividend with the reservation of the provisions of Article 3 of Emergency Law 148/1967 as substituted by Article 1 of Law 876/1979. The remaining balance is disposed, in total or in part, according to the judgment of the General Assembly, either for the distribution of dividends or for the remuneration of the Board of Directors or for the additional remuneration of the Directors and the Managers or of other employees of the Company, or for increasing the capital stock, according to Article 45 paragraph 3 of the Codified Law 2190/1920 or for covering non-taxable reserve funds or for its (remaining balance) transfer to the new fiscal year or to the extraordinary reserve fund.

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1.             Payment of dividends :

The payment of dividends commences from the date fixed by the ordinary General Assembly or, if so authorized by it, by the Board of Directors after the approval of the annual financial statements, and within a time limit of two (2) months. The payment is made at the registered office of the Company. No claim whatsoever for interest payment may be made by any party who failed to request in time the payment of its own dividends.  Dividends that have not been collected within five (5) years from the date they became due, are prescribed.

2.         Interim Dividends :

The distribution of interim dividends or of percentages thereon is permitted only if, twenty (20) days at least prior to the date of such distribution, an accounting report on the Company’s assets and profits is published in one of the Athens daily newspapers among those, which in the Board of Directors’ opinion, have the largest circulation, as well as in the Bulletin for Anonymous Companies and Limited  Companies of Liability of the Governmental Gazette and it is  submitted to the competent supervisory Authority. Dividends so distributed can not exceed one half (1/2) of the net profits shown in the said accounting report.

CHAPTER ‘G’

Dissolution - Liquidation of the Company

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(1)           Dissolution of the Company :

(A)          The  Company is dissolved:

(a)           Upon expiration of its duration, mentioned in Article 1 paragraph 5 of the present Articles of Incorporation, except in the case where the General Assembly, which is obligatory convened at least one year prior to such expiration date, decides for the extension of the Company’s duration,

(b)           Even prior to said expiration date, upon resolution of the General Assembly, which is adopted in accordance with the provisions of Articles 19 paragraph 2 and 20 paragraph 3 of the present Articles of Incorporation, and

(c)           Upon the Company being declared bankrupt, as provided for by Article 47a of Codified Law 2190/1920 as in force.

(d)           By court decision in accordance with articles 48 and 48a of Codified Law 2190/1920.

(B)           In the case where the Company’s total assets, as determined in the sample of balance sheet, set forth in Article 42c of Codified Law 2190/1920, as presently in force, become inferior to one half (1/2) of the paid-in capital stock, the Board of Directors is obliged to convene the General Assembly, within a six (6) month time limit from the end of the fiscal year, to decide whether or not the Company will be dissolved or any other remedy will be adopted.

(C)           The concentration of all Company’s shares in the hands of one single shareholder does not constitute a reason for the dissolution of the Company.

(D)          Except in the case of bankruptcy, the dissolution of the Company shall be followed by its liquidation. In the case under section (a) of paragraph a) of this Article, the Board of Directors acts as liquidator, until liquidators are appointed by the General Assembly, whereas in the case of section (b) above the General Assembly appoints the liquidators by its resolution for the dissolution of the Company and, in the case of section (d), the liquidators are appointed by the court that declares the liquidation of the Company.

(E)           If the Company has been dissolved due to the expiration of its duration or by a resolution of the General Assembly or, if after its declaration in bankruptcy, a compromise settlement or rehabilitation is reached, in accordance with the Bankruptcy Law provisions in force, then the Company may be re-instated by a resolution of the General Assembly, adopted in accordance with the provisions of Articles 19 paragraph 2 and 20 paragraph 3 hereof.  Such decision cannot be made if the distribution of the Company’s assets has already begun.

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1.             Liquidation of the Company - Liquidators :

In any case of dissolution of the Company, the General Assembly determines the method of liquidation of the corporate affairs, appointing two (2) or three (3) liquidators and fixing their remuneration.

2.             Liquidation Procedure:

The liquidation is carried out in accordance with the provisions of article 49 of Codified Law 2190/1920.

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1.         The General Assembly during the liquidation :

During the liquidation period, the General Assembly maintains all its rights and convenes, discusses and decides in accordance with the provisions of Articles 15 to 22 hereof, whereas the liquidators are carrying out all actions which according to these Articles are assigned, to the Board of Directors. The General Assembly approves the final accounts of the liquidation.

2.           Provisional Chairman and Secretaries of the General Assembly:

Until the election of its final Chairman and Secretary or Secretaries, the General Assembly is presided by the holder of the greatest number of shares with two of the younger shareholders, appointed by him to act as Secretaries.

All matters that are not dealt with by these Articles of Association, shall be governed by the provisions of Codified Law 2190/1920 “re: Societes Anonymes”, as in force from time to time.

Maroussi, 29 December 2009

THE MANAGING DIRECTOR

DOROS CONSTANTINOU